Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amendment No. 6 to the Registration Statement on Form S-3 of Planet Green Holdings Corporation of our report dated March 31, 2023, with respect to the consolidated balance sheet of Planet Green Holdings Corporation, and its subsidiaries as of December 31, 2022, and the related consolidated statement of operations, comprehensive loss, and cash flow for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

YCM CPA, Inc. (PCAOB ID 6781)
Irvine, California
April 18, 2023